Exhibit 10

RESTRICTED STOCK AWARD AGREEMENT

The BeBop Channel Corporation
January 22, 2020

THIS AGREEMENT, made as of January 22, 2020 (the “Date of Grant”), between The BeBop Channel Corporation, a New York corporation (the “Company”), and FIRST NAME LAST NAME (the “Grantee”).

WHEREAS, the Company in accordance with The BeBop Channel Content Competition (including New York Jazz Film Festival) (the “Festival”) to provide compensation to filmmakers for the right of Company to license Grantee’s selected work(s) entitled PROJECT TITLE; and

WHEREAS, Grantee, by executing this agreement, has agreed to license to Company the above listed work(s) to stream and broadcast across Company’s platforms until December 31, 2023 and that the license is non-exclusive, allowing Grantee to distribute the above listed work(s) to any platform except a public Youtube account (which does not include trailers or scene clips).

WHEREAS, Grantee agrees to make his/her film(s) available for download by Company, including English subtitles if a Foreign work, until June 15, 2020.

WHEREAS, the Board of Directors has determined to grant to the Grantee an Award of Restricted Stock as provided herein as the type of compensation provided.

NOW, THEREFORE, the parties hereto agree as follows:

1. Grant of Restricted Stock.

1.1 The Company hereby grants to the Grantee an award of NUMBER OF STOCKS Shares of Restricted Stock (the “Award”). The Shares of Restricted Stock granted pursuant to the Award shall be issued in the form of book entry Shares in the name of the Grantee as soon as reasonably practicable after the Date of Grant and executed by the Parties as provided in Section 8 hereof.

1.2 This Agreement shall be construed in accordance and consistent with, and subject to, the provisions of the Festival (the provisions of which are hereby incorporated by reference) and, except as otherwise expressly set forth herein, the capitalized terms used in this Agreement shall have the same definitions as set forth in the Festival.

2. Restrictions on Transfer.

The Shares of Restricted Stock issued under this Agreement may not be sold, transferred or otherwise disposed of and may not be pledged or otherwise hypothecated until all restrictions on such Restricted Stock shall have lapsed in the manner provided in Section 3 or 4 hereof.

3. Lapse of Restrictions Generally.

Except as provided in Sections 4 and 5 and hereof, one hundred percent of the number of Shares of Restricted Stock issued hereunder (rounded down to the nearest whole Share, if necessary) shall vest, and the restrictions with respect to such Restricted Stock shall lapse, one year following the Date of Grant. (This means your shares will be available to sell after one year following the execution of this agreement.)

4. Effect of Change in Control.

In the event of a Change in Control at any time on or after the Date of Grant, all Shares of Restricted Stock which have not become vested in accordance with Section 3 hereof shall vest, and the restrictions on such Restricted Stock shall lapse, immediately.

5. Forfeiture of Restricted Stock.

In addition to the circumstance described in Section 8 hereof, any and all Shares of Restricted Stock which have not become vested in accordance with Section 3 or 4 hereof shall be forfeited and shall revert to the Company upon the commission by the Grantee of a failure to make Grantee's video file(s) titled herein available for download by Company for streaming or broadcast from Company's servers within 30 days of the execution of this Agreement; or for an Act of Misconduct prior to such vesting.

For purposes of this Agreement, an “Act of Misconduct” shall mean the occurrence of one or more of the following events: (x) the Grantee uses for profit or discloses to unauthorized persons, confidential information or trade secrets of the Company or any of its Subsidiaries, (y) the Grantee breaches any contract with or violates any fiduciary obligation to the Company or any of its Subsidiaries, or (z) the Grantee engages in unlawful trading in the securities of the Company or any of its Subsidiaries or of another company based on information gained as a result of that Grantee’s association with, the Company or any of its Subsidiaries.

6. Delivery of Restricted Stock.

Evidence of book entry Shares with respect to shares of Restricted Stock in respect of which the restrictions have lapsed pursuant to Section 3 or 4 hereof, shall be delivered to the Grantee, or his/her executor or administrator in the case of death, as soon as practicable following the date on which the restrictions on such Restricted Stock have lapsed, free of all restrictions hereunder.

7. Dividends and Voting Rights.

Subject to Section 8(a) hereof, upon issuance of the Restricted Stock, the Grantee shall have all of the rights of a stockholder with respect to such Stock, including the right to vote the Stock and to receive all dividends or other distributions paid or made with respect thereto; provided, however, that dividends or distributions declared or paid on the Restricted Stock by the Company shall be deferred and reinvested in Shares of Restricted Stock based on the Fair Market Value of a Share on the date such dividend or distribution is paid or made (provided that no fractional Shares will be issued), and the additional Shares of Restricted Stock thus acquired shall be subject to the same restrictions on transfer, forfeiture and vesting schedule as the Restricted Stock in respect of which such dividends or distributions were made.

8. Execution of Award Agreement.

The Shares of Restricted Stock to the Grantee pursuant to this Award and The BeBop Channel Content Festival Rules are hereby granted upon delivery of this agreement to the Grantee at the email provided to the festival and without further action required by the Grantee. Grantee is under no obligation to accept this Award Agreement and may decline this Agreement by writing to the Company “I DECLINE” by return email by February 1, 2020 to submit@beboptv,com Execution of this Agreement shall commence after February 1, 2020 if not declined by Grantee.

9. Tax Reporting.

Grantee, if an individual, shall receive form 1099-MISC no earlier than January 2022, which is the calendar year following the year shares have fully vested (2021) as set forth in Section 3. The Fair Market Value (FMV) of Company based solely upon its tangible assets is estimated by Company not to exceed $2 per share at the time of execution of this agreement.

10. Grantee Bound by the Festival Rules

The Grantee hereby acknowledges that he/she has read the Festival Rules at https://filmfreeway.com/TheBeBopChannelContentFestival rules and agrees to be bound by all the terms and provisions thereof.

11. Modification of Agreement.

This Agreement may be modified, amended, suspended or terminated, and any terms or conditions may be waived, but only by a written instrument executed by the parties hereto.

12. Severability.

Should any provision of this Agreement be held by a court of competent jurisdiction to be unenforceable or invalid for any reason, the remaining provisions of this Agreement shall not be affected by such holding and shall continue in full force in accordance with their terms.

13. Governing Law.

The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of The United States of America in the State of New York without giving effect to the conflicts of laws principles thereof.

14. Successors in Interest.

This Agreement shall inure to the benefit of and be binding upon any successor to the Company. This Agreement shall inure to the benefit of the Grantee’s legal representatives. All obligations imposed upon the Grantee and all rights granted to the Company under this Agreement shall be binding upon the Grantee’s heirs, executors, administrators and successors.

15. Resolution of Disputes.

Any dispute or disagreement which may arise under, or as a result of, or in any way relate to, the interpretation, construction or application of this Agreement shall be determined by the Board. Any determination made hereunder shall be final, binding and conclusive on the Grantee, the Grantee’s heirs, executors, administrators and successors, and the Company and its Subsidiaries for all purposes.

16. Entire Agreement.

This Agreement and the terms and conditions of the Festival constitute the entire understanding between the Grantee and the Company and its Subsidiaries, and supersede all other agreements, whether written or oral, with respect to the Award.

17. Headings.

The headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

18. Counterparts.

This Agreement may be executed simultaneously in two or more counterparts, each of which shall constitute an original, but all of which taken together shall constitute one and the same agreement.

THIS AGREEMENT DOES NOT TAKE EFFECT BEFORE JANUARY 22, 2020

THE BEBOP CHANNEL CORPORATION

//Susan Veres//

Susan Veres

CFO, The BeBop Channel Corporation

ACCEPTED BY GRANTEE who is at least 18 Years of Age.

Contact information on file with Festival Submission registration.